Exhibit 10.37

March 10, 2025

David P. Sweitzer

Dear Mr. Sweitzer:

This letter agreement (this “Agreement”), when countersigned by you, will confirm the agreement by and between David P. Sweitzer (“you”) and Quest Resource Holding Corporation (the “Company”) regarding a cash bonus payment as part of and in connection with your award under the Company’s 2025 Long-Term Incentive Plan should you remain employed by the Company, or any of its subsidiaries or affiliates, for at least the period of time set forth in this Agreement.

1.
Cash Bonus. In consideration for your continued employment until March 12, 2026 (the “Bonus Earned Date”), the Company shall pay to you on the first payroll period following the date hereof a one-time cash bonus of $100,000.00 less applicable withholdings and deductions and in accordance with the Company’s standard payroll practices. (the “Bonus”).
2.
Early Termination. (a) In the event that prior to the Bonus Earned Date (i) you resign or otherwise voluntarily terminate your employment with the Company or (ii) the Company terminates you for “Cause” (as hereinafter defined) prior to the Bonus Earned Date, you shall repay to the Company 100% of the gross amount of the Bonus, in which case such repayment shall be made in full within 30 days following your last day of active employment with the Company. In the event you are terminated by the Company prior to the Bonus Earned Date for any reason other than for Cause, you shall be entitled to keep one hundred percent of the Bonus.
(b)
For purposes of this letter, “Cause” shall mean any termination of your employment by the Company as a result of your engaging in an act or acts involving a crime, moral turpitude, fraud, or dishonesty; or your willfully violating in a material respect the Company’s Code of Conduct or any applicable Code of Ethics, including, without limitation, the provisions thereof relating to conflicts of interest or related party transactions.
3.
Representations and Warranty. You represent and warrant that your entering into this Agreement and the performance by you hereunder will not conflict with, violate or constitute a breach of, or require any consent or approval under, any agreement, license, arrangement or understanding, whether written or oral, or any law, judgment, decree, order, rule or regulation to which you are a party or, to the best of your knowledge, by which you are bound.
4.
“At-Will” Employment. You acknowledge that you are an employee-at-will and either you or the Company may terminate the employment relationship at any time for any legally permissible reason. This Agreement does not guarantee or imply any right to continued employment for any period whatsoever.
5.
Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.
6.
Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to any laws, rules or provisions thereof that would cause the application of the laws, rules or provision of any jurisdiction. Any disputes arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts located in Denton County, Texas.
7.
Waiver. The waiver by either party of a breach of any provision of this Agreement shall not or be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.
8.
Assignment. This Agreement, as it relates to your employment, is a personal contract and you may not sell, transfer, assign, pledge or hypothecate your rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of you and your personal representative and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.
9.
Entire Agreement. This Agreement constitutes the complete understanding between the parties with respect to your employment with the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties, all of which remain in full force and effect. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date above.

QUEST RESOURCE HOLDING CORPORATION

	By:	/s/ S. Ray Hatch
	Name:	S. Ray Hatch
	Title:	President & CEO

Agreed to and Accepted:

/s/ David P. Sweitzer
David P. Sweitzer